Exhibit 99.1

International Rectifier Reports Third Quarter Results

EL SEGUNDO, Calif.—(BUSINESS WIRE)—April 29, 2013— International Rectifier Corporation (NYSE:IRF) today announced financial results for the third quarter (ended March 24, 2013) of its fiscal year 2013.  Revenue was $224.3 million, which was flat compared to $223.8 million in the prior quarter and a 9.6% decrease from $248.1 million in the prior year quarter. GAAP net loss for the third quarter was $21.2 million, or $0.31 per fully diluted share compared to GAAP net loss of $32.7 million, or $0.47 per fully diluted share, in the prior quarter and GAAP net loss of $2.5 million, or $0.04 per fully diluted share in the prior year quarter.

“Throughout the March quarter, we saw booking trends improve across all our end markets,” stated President and Chief Executive Officer Oleg Khaykin. “In addition, we decreased inventory, closed our El Segundo manufacturing facility, reduced our capital expenditures and increased our cash balance by $20 million.  As a result of improving business demand, resizing our manufacturing footprint and reducing fixed costs, our gross margin recovery is currently tracking ahead of prior expectations.”

GAAP gross margin for the third quarter was 24.3% compared to 21.9% in the prior quarter and 29.8% in the prior year quarter. GAAP operating loss for the third quarter was $20 million compared to an operating loss of $34.7 million in the prior quarter and an operating loss of $7.1 million in the prior year quarter.

Cash, cash equivalents and marketable investments increased $20 million and totaled $403.4 million at the end of the third quarter, including restricted cash of $1.4 million.

Cash provided by operating activities for the quarter was $33.2 million and free cash flow was $20.3 million.

Non-GAAP Results

The non-GAAP results the Company provides exclude the effects of accelerated depreciation, asset impairment and inventory write-offs associated with our El Segundo fab closure, restructuring costs, severance costs, impairment of goodwill, amortization of intangibles, the associated net tax effects of these items, and discrete tax provisions and benefits. The Company excludes any tax provisions (benefits) that are not directly related to ongoing operations and which are either isolated or cannot be expected to occur again with any regularity or predictability.

A reconciliation of these non-GAAP measures to the Company’s reported net income (loss), gross margin and operating income (loss) in accordance with U.S. GAAP are set forth in the attached schedules below and on our web-site at www.investor.irf.com.

On this basis, non-GAAP net loss for the third quarter was $19.8 million, or $0.29 per fully diluted share compared to non-GAAP net loss of $30.3 million, or $0.44 per fully diluted share in the prior quarter and non-GAAP net loss of $14.9 million, or $0.22 per fully diluted share in the prior year quarter.

GAAP gross margin for the third quarter (there is no non-GAAP gross margin for the third quarter) was 24.3% compared to non-GAAP gross margin of 22.2% in the prior quarter and GAAP gross margin of 29.8% in the prior year quarter (there is no non-GAAP gross margin for the third quarter of prior year quarter). Non-GAAP operating loss for the third quarter was $17.5 million compared to non-GAAP operating loss of $27.6 million in the prior quarter and non-GAAP operating loss of $10.3 million in the prior year quarter.

June Quarter Outlook

Mr. Khaykin noted: “Looking ahead to our 14-week June quarter, we are seeing solid revenue growth as the demand across our end markets is showing improvement.  With improving demand and lower inventory we are starting to see positive gross margin leverage from rising utilization, improving product mix and manufacturing efficiencies.  As a result, we currently expect revenue for the June quarter to range between $255 million to $265 million and gross margin to range between 28% and 30%.”

The following table outlines International Rectifier’s current forward looking June quarter outlook (on a GAAP basis):

Revenue (14-week quarter)	$255 to $265 million
Gross margin	28% to 30%
Research and development expense (14-week quarter)	$32 million
Sales, general and administrative expense (14-week quarter)	$47 million
Asset impairment, restructuring and other charges	$1 to $2 million
Amortization of acquisition related intangibles	$1.7 million
Other expense, net	$1 million
Tax expense	$4 million

Segment Table Information/Customer Segments

The business segment tables included with this release for the Company’s fiscal quarters ended March 24, 2013, December 23, 2012, and March 25, 2012, respectively, reconcile revenue and gross margin for the Company’s segments to the consolidated total amounts of such measures for the Company.

Quarterly Report on Form 10-Q

The Company expects to file its Quarterly Report on Form 10-Q for the third quarter of the 2013 fiscal year with the Securities and Exchange Commission on Tuesday, April 30, 2013. This financial report will be available for viewing and download at http://investor.irf.com.

NOTE:  A conference call will begin today at 2:00 p.m. Pacific time. CEO Oleg Khaykin and CFO Ilan Daskal will discuss the Company’s March quarter results and June quarter outlook. All participants, both in the U.S. and international, may join the call by dialing 706-679-3195 by 1:55 p.m. Pacific time.  In order to join this conference call, participants will be required to provide the Conference Passcode: “International Rectifier”.  Participants may also listen over the Internet at http://investor.irf.com. To listen to the live call, please go to the web site at least 15 minutes early to register, download, and install any necessary audio software.

A taped replay of this call will be available from approximately 6:00 p.m. Pacific time on Monday, April 29 through Monday, May 6, 2013. To listen to the replay by phone, call 855-859-2056 or 404-537-3406 for international callers and enter reservation number 40285252. To listen to the replay over the Internet, please go to http://investor.irf.com. The live call and replay will also be available on www.streetevents.com.

About International Rectifier

International Rectifier Corporation (NYSE:IRF) is a world leader in power management technology. IR’s analog, digital, and mixed signal ICs, and other advanced power management products, enable high performance computing and save energy in a wide variety of business and consumer applications.  Leading manufacturers of computers, energy efficient appliances, lighting, automobiles, satellites, aircraft, and defense systems rely on IR’s power management solutions to power their next generation products. For more information, go to www.irf.com.

Forward-Looking Statements:

This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to expectations concerning matters that (a) are not historical facts, (b) predict or forecast future events or results, or (c) embody assumptions that may prove to have been inaccurate.  These forward-looking statements involve risks, uncertainties and assumptions.  When we use words such as “believe,” “expect,” “anticipate,” “will”, “outlook” or similar expressions, we are making forward-looking statements.  Although we believe that the expectations reflected in such forward-looking statements are reasonable, we cannot give readers any assurance that such expectations will prove correct.  The actual results may differ materially from those anticipated in the forward-looking statements as a result of numerous factors, many of which are beyond our control.  Important factors that could cause actual results to differ materially from our expectations include, but are not limited to, lower than expected demand or greater than expected order cancellations arising from a decline or volatility in general market and economic conditions and the failure of the market to improve as anticipated; reduced margins from lower than expected factory utilization, higher than expected costs and customer shifts to lower margin products; changes in the timing or amount of costs associated with, or disruptions caused by, our restructuring initiatives; our ability to implement our restructuring initiatives as planned and achieve the anticipated benefits, which may be affected by, among other things: customer requirements, changes in business conditions and/or operational needs, retention of key employees, governmental regulations, delays and increased costs; unexpected costs or delays in implementing our plans to secure and qualify external manufacturing capacity for our products, including the purchase and installation of additional manufacturing equipment; the effects of longer lead times for certain products on meeting demand and any inability by us to satisfy or to timely satisfy customer demand; volatility or deterioration of capital markets; the adverse impact of regulatory, investigative and legal actions; increased competition in the highly competitive semiconductor business that could adversely affect the prices of our products or our ability to secure additional business; the effects of manufacturing, operational and vendor disruptions; unexpected delays and disruptions in our supply, manufacturing and delivery efforts due to, among other things, supply constraints, equipment malfunction or natural disasters; delays in launching new technology products; our ability to maintain current intellectual property licenses and obtain new intellectual property licenses; costs arising from pending and threatened litigation or claims; the effects of natural disasters; and other uncertainties disclosed in the Company’s reports filed from time to time with the Securities and Exchange Commission, including its most recent reports on Forms 10-K and 10-Q.

INTERNATIONAL RECTIFIER CORPORATION AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended
	March 24, 2013	December 23, 2012	March 25, 2012
Revenues	$224,268	$223,822	$248,094
Cost of sales	169,860	174,733	174,132
Gross profit	54,408	49,089	73,962

Selling, general and administrative expense	43,020	45,083	49,578
Research and development expense	28,876	32,125	34,798
Amortization of acquisition-related intangible assets	1,663	1,680	2,097
Asset impairment, restructuring and other charges	880	4,941	—
Gain on disposition of property	—	—	(5,410)
Operating loss	(20,031)	(34,740)	(7,101)
Other expense (income), net	(450)	411	(46)
Interest expense (income), net	64	(8)	(47)
Loss before income taxes	(19,645)	(35,143)	(7,008)
Provision for (benefit from) income taxes	1,600	(2,421)	(4,518)
Net loss	$(21,245)	$(32,722)	$(2,490)

Net loss per common share—basic (1)	$(0.31)	$(0.47)	$(0.04)
Net loss per common share—diluted (1)	$(0.31)	$(0.47)	$(0.04)

Average common shares outstanding—basic	69,273	69,144	69,104
Average common shares and potentially dilutive securities outstanding—diluted	69,273	69,144	69,104

(1)         Net income (loss) per common share is computed using the two-class method as required by accounting rules.  We do not pay dividends; however, net income must be allocated to unvested restricted stock units (“RSUs”) on which we could pay dividend equivalents.  The amount of net income allocated to these RSUs is excluded from income available to common shareholders in the calculation of earnings per share.  As we were in a net loss for the three months ended March 24, 2013, December 23, 2012, and March 25, 2012, we did not have any income to allocate to unvested RSUs on which we could pay dividend equivalents.

INTERNATIONAL RECTIFIER CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands)

	March 24, 2013	December 23, 2012	March 25, 2012
ASSETS
Current assets:
Cash and cash equivalents	$386,994	$366,656	$217,500
Restricted cash	613	624	437
Short-term investments	15,058	10,104	126,134
Trade accounts receivable, net of allowances	134,987	134,029	173,819
Inventories	231,703	260,717	307,269
Current deferred tax assets	5,040	5,181	1,974
Prepaid expenses and other receivables	35,529	36,095	37,388
Total current assets	809,924	813,406	864,521
Restricted cash	738	940	942
Long-term investments	—	5,003	21,144
Property, plant and equipment, net	432,635	456,139	469,985
Goodwill	52,149	52,149	121,570
Acquisition-related intangible assets, net	23,553	25,216	30,294
Long-term deferred tax assets	34,775	37,456	26,501
Other assets	58,160	60,004	65,870
Total assets	$1,411,934	$1,450,313	$1,600,827
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$64,565	$70,649	$79,053
Accrued income taxes	470	496	2,840
Accrued salaries, wages and commissions	34,721	40,740	33,600
Current deferred tax liabilities	—	—	2
Other accrued expenses	77,211	73,822	90,004
Total current liabilities	176,967	185,707	205,499
Long-term deferred tax liabilities	4,479	4,928	3,857
Other long-term liabilities	25,882	30,186	36,720
Total liabilities	207,328	220,821	246,076
Commitments and contingencies
Stockholders’ equity:
Common shares	75,609	75,353	74,887
Capital contributed in excess of par value	1,056,515	1,048,586	1,034,774
Treasury stock, at cost	(113,175)	(113,175)	(104,821)
Retained earnings	207,943	229,188	358,871
Accumulated other comprehensive loss	(22,286)	(10,460)	(8,960)
Total stockholders’ equity	1,204,606	1,229,492	1,354,751
Total liabilities and stockholders’ equity	$1,411,934	$1,450,313	$1,600,827

INTERNATIONAL RECTIFIER CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Three Months Ended
	March 24, 2013 (Unaudited)	December 23, 2012 (Unaudited)	March 25, 2012 (Unaudited)
Cash flows from operating activities:
Net loss	$(21,245)	$(32,722)	$(2,490)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	22,787	23,088	21,893
Amortization of acquisition-related intangible assets	1,663	1,680	2,097
Loss on disposal of fixed assets	234	4,183	551
Stock compensation expense	5,297	5,378	4,140
Gain on disposition of property	—	—	(5,410)
(Gain) loss on sale of investments	—	(8)	17
Other-than-temporary impairment of investments	350	—	4
Recovery of bad debts	(64)	—	(241)
Provision for inventory write-downs	3,884	6,060	4,185
Impairment of long-lived assets	415	2,376	—
(Gain) loss on derivatives	(1,952)	(93)	1,457
Deferred income taxes	31	227	(12,393)
Tax benefit from stock-based awards	—	—	1,674
Excess tax benefit from stock-based awards	—	1	(157)
Changes in operating assets and liabilities, net	17,781	30,727	(31,743)
Other	3,986	1,028	1,947
Net cash provided by (used in) operating activities	33,167	41,925	(14,469)
Cash flows from investing activities:
Additions to property, plant and equipment	(12,884)	(26,054)	(24,675)
Proceeds from sale of property, plant and equipment	—	—	5,524
Sale of investments	—	52,131	12,246
Maturities of investments	—	18,500	36,300
Purchase of investments	—	—	(70,411)
Release from (addition to) restricted cash	187	(9)	36
Net cash used in (provided by) investing activities	(12,697)	44,568	(40,980)
Cash flows from financing activities:
Proceeds from exercise of stock options	3,355	324	588
Excess tax benefit from stock-based awards	—	(1)	157
Net settlement of restricted stock units for tax withholdings	(467)	(45)	(621)
Net cash provided by financing activities	2,888	278	124
Effect of exchange rate changes on cash and cash equivalents	(3,020)	70	1,336
Net increase (decrease) in cash and cash equivalents	20,338	86,841	(53,989)
Cash and cash equivalents, beginning of period	366,656	279,815	271,489
Cash and cash equivalents, end of period	$386,994	$366,656	217,500

For the three months ended March 24, 2013, December 23, 2012, and March 25, 2012, revenue and gross margin by reportable segments were as follows (in thousands, except percentages):

	Three Months Ended
	March 24, 2013			December 23, 2012			March 25, 2012
Business Segment	Revenues	Percentage of Total	Gross Margin	Revenues	Percentage of Total	Gross Margin	Revenues	Percentage of Total	Gross Margin
Power management devices	$85,209	38.0%	21.0%	$83,273	37.2%	14.5%	$80,653	32.5%	19.0%
Energy saving products	43,614	19.4	12.2	36,174	16.2	14.8	57,362	23.1	29.7
Automotive products	31,107	13.9	22.0	28,414	12.7	11.1	28,799	11.6	18.2
Enterprise power	20,488	9.1	36.1	28,649	12.8	25.0	32,194	13.0	31.0
HiRel	43,554	19.4	38.4	47,061	21.0	44.7	48,652	19.6	53.3
Customer segments total	223,972	99.9	24.2	223,571	99.9	21.8	247,660	99.8	29.7
Intellectual property	296	0.1	100.0	251	0.1	100.0	434	0.2	100.0
Consolidated total	$224,268	100.0%	24.3%	$223,822	100.0%	21.9%	$248,094	100.0%	29.8%

For the three months ended March 24, 2013, December 23, 2012, and March 25, 2012, stock-based compensation was as follows (in thousands):

	Three Months Ended
	March 24, 2013	December 23, 2012	March 25, 2012
Selling, general and administrative expense	$2,693	$2,858	$2,166
Research and development expense	1,583	1,397	1,155
Cost of sales	1,021	1,123	819
Total stock-based compensation expense	$5,297	$5,378	$4,140

INTERNATIONAL RECTIFIER CORPORATION AND SUBSIDIARIES

NON-GAAP RESULTS

(In thousands, except per share and gross profit-percentage data)

Reconciliation of GAAP to Non-GAAP Gross Profit:

	Three Months Ended
	March 24, 2013	December 23, 2012	March 25, 2012
GAAP Gross profit	$54,408	$49,089	$73,962

Adjustments to reconcile GAAP to Non-GAAP gross profit:
Accelerated depreciation	—	551	—
Non-GAAP gross profit	$54,408	$49,640	$73,962
Non-GAAP gross profit-percentage	24.3%	22.2%	29.8%

Reconciliation of GAAP to Non-GAAP Operating Loss:

	Three Months Ended
	March 24, 2013	December 23, 2012	March 25, 2012
GAAP Operating loss	$(20,031)	$(34,740)	$(7,101)

Adjustments to reconcile GAAP to Non-GAAP operating loss:
Accelerated depreciation	—	551	—
Amortization of acquisition-related intangible assets	1,663	1,680	2,097
Asset impairment, restructuring and other charges	880	4,941	—
Gain on disposition of property	—	—	(5,410)
Non-GAAP operating loss	$(17,488)	$(27,568)	$(10,414)

INTERNATIONAL RECTIFIER CORPORATION AND SUBSIDIARIES

NON-GAAP RESULTS

(In thousands, except per share and gross profit-percentage data)

Reconciliation of GAAP to Non-GAAP Net Loss:

	Three Months Ended
	March 24, 2013	December 23, 2012	March 25, 2012
GAAP Net loss	$(21,245)	$(32,722)	$(2,490)

Adjustments to reconcile GAAP to Non-GAAP net loss:
Accelerated depreciation	—	551	—
Amortization of acquisition-related intangible assets	1,663	1,680	2,097
Asset impairment, restructuring and other charges	880	4,941	—
Gain on disposition of property	—	—	(5,410)
Tax (benefit) expense of discrete items and other tax adjustments	(1,127)	(4,739)	(9,128)
Non-GAAP net income (loss)	$(19,828)	$(30,289)	$(14,931)

GAAP net income (loss) per common share — basic (1)	$(0.31)	$(0.47)	$(0.04)
Non-GAAP adjustments per above	0.02	0.03	(0.18)
Non-GAAP net income (loss) per common share—basic (1)	$(0.29)	$(0.44)	$(0.22)

GAAP net income (loss) per common share — diluted (1)	$(0.31)	$(0.47)	$(0.04)
Non-GAAP adjustments per above	0.02	0.03	(0.18)
Non-GAAP net income (loss) per common share—diluted (1)	$(0.29)	$(0.44)	$(0.22)

Average common shares outstanding—basic	69,273	69,144	69,104
Average common shares and potentially dilutive securities outstanding—diluted	69,273	69,144	69,104

(1)         GAAP net income (loss) per common share is computed using the two-class method as required by accounting rules.  We do not pay dividends; however, to properly calculate non-GAAP net income (loss) per common share, non-GAAP net income must be allocated to unvested restricted stock units (“RSUs”) on which we could pay dividend equivalents.  The amount of non-GAAP net income allocated to these RSUs is excluded from income available to common shareholders in the calculation of earnings per share.  As we were in a net loss for the three months ended March 24, 2013, December 23, 2012, and March 25, 2012, we did not have any non-GAAP income to allocate to unvested RSUs on which we could pay dividend equivalents.

We provide non-GAAP net income and non-GAAP net income per share amounts in order to provide meaningful supplemental information regarding our operational performance. These supplemental measures exclude, among other things, accelerated depreciation, inventory write-offs related to fab closures, severance, impairment of goodwill, charges related to the amortization of acquisition-related intangible assets, the impact of asset impairment, restructuring and other charges. We also exclude tax provisions (benefits) that are not directly related to ongoing operations and which are either isolated or cannot be expected to occur again with any regularity or predictability in addition to tax adjustments related to non-GAAP operating income (loss) adjustments.

We use non-GAAP measures to evaluate the performance of our core businesses and to estimate future core performance. Since we find these measures to be useful, we believe that investors will benefit from seeing non-GAAP measures in addition to seeing our GAAP results. This information facilitates our internal comparisons to our historical operating results as well as to the operating results of our competitors.

Our management recognizes that items such as amortization of intangibles and asset impairment, restructuring and other charges can have a material impact on our cash flows and/or our net income. Our GAAP financial statements including our statement of cash flows portray those effects. Although we believe it is useful for investors to see core performance free of non-GAAP adjustments, investors should understand that the excluded items can be expenses and charges that impact the Company’s total cash balance. To gain a complete picture of all effects on the Company’s profit and loss from any and all events, management does (and investors should) consider only the GAAP income statement and the other financial measures. The non-GAAP numbers focus instead upon the core business of the Company, which is only a subset, albeit an important one, of the Company’s performance, and should not be relied upon by investors.

Readers are reminded that non-GAAP numbers are merely a supplement to, and not a replacement for, GAAP financial measures. They should be read in conjunction with the GAAP financial measures. It should be noted as well that our non-GAAP information may be different (and contain different inclusions and exclusions as compared to GAAP information) from the non-GAAP information provided by other companies and therefore are not being provided for the purpose of comparisons with other companies.

# # #

Company contact:

Investors

Chris Toth

310.252.7731

Media

Sian Cummins

310.252.7148